Filed pursuant to Rule 433

July 7, 2022

Relating to

Preliminary Prospectus Supplement dated July 7, 2022 to

Prospectus dated November 18, 2019

Registration Statement No. 333-234761

MetLife, Inc.

$1,000,000,000 5.000% Senior Notes due 2052

Final Term Sheet

July 7, 2022

The information in this final term sheet relates to the offering of the securities specified herein and should be read together with the preliminary prospectus supplement dated July 7, 2022 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying prospectus dated November 18, 2019, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-234761). This final term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	5.000% Senior Notes due 2052

Anticipated Ratings/Outlook*:	A3 / A- / A- (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Aggregate Principal Amount:	$1,000,000,000

Price to the Public:	99.829% of principal amount, plus accrued interest, if any, from July 11, 2022

Gross Underwriting Discount:	0.875%

Proceeds to Issuer Before Expenses:	$989,540,000

Maturity Date:	July 15, 2052

Trade Date:	July 7, 2022

Settlement Date:	July 11, 2022 (T+2)

Interest Payment Dates:	Semi-annually on January 15 and July 15 of each year, beginning on January 15, 2023

Coupon:	5.000%

Benchmark Treasury:	UST 2.250% due February 15, 2052

Spread to Benchmark Treasury:	UST + 180 bps

Benchmark Treasury Price and Yield:	81-23, 3.211%

Yield to Maturity:	5.011%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Par Call Date:	January 15, 2052

Make-Whole Call:	UST + 30 bps

CUSIP:	59156RCC0

ISIN:	US59156RCC07

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC Mizuho Securities USA LLC Scotia Capital (USA) Inc. SG Americas Securities, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

Junior Co-Managers:	Santander Investment Securities Inc. TD Securities (USA) LLC Drexel Hamilton, LLC Siebert Williams Shank & Co., LLC Roberts & Ryan Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at +1 (800) 294-1322, Citigroup Global Markets Inc. toll-free at +1 (800) 831-9146, Credit Suisse Securities (USA) LLC toll-free at +1 (800) 221-1037, Goldman Sachs & Co. LLC toll-free at +1 (866) 471-2526 or J.P. Morgan Securities LLC collect at +1 (212) 834-4533.

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